FOR IMMEDIATE RELEASE

INNOPHOS HOLDINGS, INC. REPORTS FIRST QUARTER 2012 RESULTS

16% Sales Increase YOY
$1.22 GAAP EPS; $0.90 excluding settlement

CRANBURY, New Jersey – (May 1, 2012) – Innophos Holdings, Inc. (NASDAQ: “IPHS”), a leading international producer of performance-critical and nutritional specialty ingredients, with applications in food, beverage, pharmaceutical, oral care and industrial end markets, today announced its financial results for the first quarter 2012.

First Quarter Results

•	Net sales for the first quarter 2012 were $228 million, a 16% increase over first quarter 2011.

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Specialty Phosphates first quarter 2012 sales of $192 million increased 10% compared to first quarter 2011 on higher prices. Specialty Phosphates operating income increased significantly on a sequential basis on improved volumes and margins in the US/Canada business.

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GTSP & Other sales at $36 million for the 2012 first quarter were $14 million above the year ago level on higher volumes. Lower pricing caused by declining fertilizer market price trends resulted in an operating loss for this segment of $2.5 million; down $6 million versus the prior period. Early indications for the second quarter are for improving selling prices.

•
As previously reported, during the quarter the company reached a settlement with former parent, Rhodia, on various claims, including a claim for liability for excess water duty charges in Mexico and reduced its estimate on probable amounts to be paid to the Mexican water authority. As a consequence, first quarter 2012 net income included a $7.2 million after tax benefit ($0.32 per share).

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Net income for the first quarter 2012 was $28 million compared to $26 million for the prior period. Both the first quarter 2012 (as noted above) and the first quarter 2011 benefited from adjustments to expected water duty charges. Excluding these adjustments, net income was $20 million for the first quarter 2012, compared to $24 million for the prior period with the decline attributable exclusively to lower GTSP & Other profitability.

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Diluted EPS for the first quarter 2012 was $1.22 compared to $1.15 for the first quarter 2011. Excluding the water duties items, first quarter 2012 EPS was $0.90 compared to $1.08 for the 2011 first quarter.

Randy Gress, CEO of Innophos, commented on the results, “We are pleased with our first quarter results which reflected the strength and flexibility of our business model and continued execution on our strategic initiatives. The first quarter saw the expected strong recovery in our US/Canada business in comparison to the second half of 2011. Mexico Specialty Phosphates also continued to perform well with revenues up 12% compared to the 2011 first quarter. Overall, the profitability of our Specialty Phosphates business has improved from the fourth quarter of 2011 with operating margin up 300 basis points sequentially and both geographic segments at or above their full year 2011 margin levels.

Mr. Gress concluded, “At the same time, we continued to make good progress on our strategic growth objectives. Our Kelatron business recorded record sales and profitability, with revenue up over 20%, confirming the strong product line and sales channel synergies anticipated for this acquisition. Additionally, in Specialty Phosphates we continued to deliver on our geographic growth objectives in Latin America and Asia while new consumer product launches continued with innovative Innophos Specialty Ingredients including fortified beverages containing VersaCAL® Clear. Looking ahead to 2012, we are confident that our Specialty Phosphates revenue and profitability will be in line with our long term growth expectations.”

Segment Results first quarter 2012 versus 2011

Specialty Phosphates

Specialty Phosphates sales revenue was up 10% year over year with prices up 11%. Volume was down 1%, with a 3% benefit from the Kelatron acquisition being offset primarily by lower STPP volumes in Mexico in comparison to a strong first quarter 2011.

Operating income at $34 million was $8 million higher sequentially and flat compared to the year ago period. Operating income margin improved sequentially from 14% to 17%, in line with the 2011 average, but below the advantaged first quarter 2011 margin of 19% that benefited from selling price increases achieved ahead of cost increases.

US/Canada

US/Canada Specialty Phosphates sales increased 9% year over year on higher prices. Volumes increased 6% sequentially with gains across most markets including the industrial and horticulture applications where demand had weakened at the end of 2011. The encouraging sequential improvement together with the benefit of the Kelatron acquisition delivered overall volumes in line with the strong first quarter last year.

Operating income at $27 million was $11 million above fourth quarter 2011 levels, but $3 million below the year ago period. The favorable comparison sequentially is due to increased volumes, one-off expenses in the 2011 fourth quarter and price increases achieved in the 2012 first quarter ahead of expected cost increases. Operating income margins at 19% were up 700 basis points sequentially but down 400 basis points on the year ago level.

Mexico

The Specialty Phosphates business in Mexico achieved 12% higher sales on 18% higher prices, but 6% lower volumes arising from the STPP product line in comparison to a strong first quarter 2011.

Operating income at $6 million was up $2 million over year ago levels, but down $3 million sequentially as raw material cost increases caught up with selling price increases achieved in the prior quarter. Operating income margin was in line with 2011 average margins of 12%, and above the year ago margin of 9%.

GTSP & Other

GTSP & Other sales (primarily fertilizer co-product) increased 64% on significantly higher volumes, but lower market prices.

Operating income was $5 million compared to $7 million in the first quarter 2011. The 2012 quarter included a $7 million benefit for the Rhodia settlement and the prior year quarter included a benefit of $4 million for updates to the Mexican water duties provision. Excluding these amounts, an operating loss of $3 million was sustained for the 2012 quarter compared to a profit of $3 million for the first quarter 2011.

Recent Trends and Outlook

Underlying demand conditions continued to be favorable for Specialty Phosphates with market demand in most sectors seen as stable to moderately improving. Management continues to expect above market volume growth of 4-6% for 2012 driven by product innovation and geographic growth.

The Specialty Phosphates business continued to achieve price increases into the first quarter and we will continue to maintain a close watch on fertilizer market trends and their potential impact on our raw material costs. Currently, we do not expect significant sequential price increases in the second quarter, and our primary focus is now on continuing to deliver against our growth goals, both geographically and through product innovation. However, if the very recent signs of improving fertilizer conditions gain momentum and look likely to create further upward pressure on raw material costs for the second half of 2012, then we will be ready to respond as necessary.

The time lag between changes in market raw material prices and their effect on Innophos’ contract raw material prices will result in a sequential increase of approximately $4-6 million in Innophos’ cost of goods sold in the second quarter, primarily affecting the US/Canada business. This will affect second quarter margins unfavorably compared to the first quarter. Overall for the year, however, management continues to expect 2012 operating income growth for Specialty Phosphates in line with 7-10% long term expectations.

Recent industry publications have reported improved fertilizer demand and pricing for the second quarter as the industry enters the seasonally stronger demand months, although prices remain significantly below year ago levels. These market trends are expected to contribute to a sequential improvement in GTSP & Other margins resulting in expected operating income around break-even for this segment on sales of $20-25 million for the second quarter.
Net debt decreased $21 million in the first quarter 2012 on strong earnings and a moderate seasonal increase in working capital. Management expects strong operating cash flow generation in 2012 with a moderate reduction in working capital levels and capital expenditures expected to be below depreciation levels.

Capital Expenditures
Capital expenditures were $5 million in the 2012 first quarter and management now expects to spend approximately $40 million for all of 2012. Investment continues to be focused on debottlenecking US / Canada and Mexico Specialty Ingredients facilities, expanding geographically including the investment in China, and enhancing Mexico’s capability to process multiple grades of rock, consistent with the Company’s supply chain diversification strategy.

Rhodia Settlement over Mexican Water Fees

During the first quarter 2012 Innophos settled with Rhodia, Inc. and its parent company, Rhodia, S.A., all issues concerning indemnity claims for water fees by the Mexican national water commission (CNA), certain port concession fees, and all other matters in related litigation filed by Innophos and pending between the companies in the New York courts since 2005.

Separately, Innophos reached agreement with the CNA and began paying agreed sums disposing of the CNA claims for 2009 through 2011 for lesser amounts than previously accrued for those years.  CNA also issued resolutions seeking fees, interest and penalties for the periods 2005-2008 in amounts similar to those previously accrued by Innophos. In April, our affiliate, Innophos Fosfatados, filed claims in Mexican courts seeking to nullify the 2005-2008 claims due to flaws in the substance, process and timing of the CNA resolutions.

After reducing the company’s estimate for the amounts expected to be claimed by the CNA and after including the benefits of the 2012 Rhodia settlement, the Company recorded a $7.2 million benefit in the first quarter 2012.

About Innophos Holdings, Inc.
Innophos is a leading international producer of performance-critical and nutritional specialty ingredients, with applications in food, beverage, pharmaceutical, oral care and industrial end markets. Innophos combines more than a century of experience in specialty phosphate manufacturing with a growing capability in a broad range of other mineral ingredients to supply a product range produced to stringent regulatory manufacturing standards and the quality demanded by customers worldwide. Innophos is continually developing new and innovative specialty ingredients addressing specific customer applications and supports these high-value products with industry-leading technical service.  Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations in Nashville, TN; Chicago Heights, IL; Chicago (Waterway), IL; Geismar, LA; Ogden, UT; Port Maitland, ON (Canada); Coatzacoalcos, Veracruz and San Jose de Iturbide (Mission Hills), Guanajuato (Mexico). For more information please visit www.innophos.com. 'IPHS-G'
SOURCE Innophos Holdings, Inc.
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Financial Tables Follow
Innophos Holdings, Inc.                 FTI Consulting, Inc.
Investor Relations: (609) 366-1299        Alexandra Tramont/Matt Steinberg
investor.relations@innophos.com         212-850-5600

Conference Call Details

The conference call is scheduled for Wednesday, May 2, 2012 at 10:00 am ET and can be accessed by dialing 888-713-4211 (U.S.) or 617-213-4864 (international) and entering passcode 43186989. Please dial in approximately 15 minutes ahead of the start time to ensure timely entry to the call. A replay will be available between 1:00 pm ET on May 2 and 1:00 pm ET on May 16, 2012. The replay is accessible by dialing 888-286-8010 (U.S.) or 617-801-6888 (international) and entering passcode 18705591.

Safe Harbor for Forward-Looking and Cautionary Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of Innophos’ products and services in the marketplace; competitive factors; technological changes; Innophos' dependence upon first-party suppliers; and other risks. For any of these factors, Innophos claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

Summary Profit & Loss Statement - First Quarter

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statement of Operations (Unaudited)
(Dollars In thousands, except per share amounts or share amounts)

	Three months ended	Three months ended
	March 31,	March 31,
	2012	2011

Net sales	$228,252	$197,598
Cost of goods sold	172,384	140,269
Gross profit	55,868	57,329
Operating expenses:
Selling, general and administrative	17,034	15,816
Research & development expenses	695	691
Total operating expenses	17,729	16,507
Operating income	38,139	40,822
Interest expense, net	1,627	1,303
Foreign exchange (gain) loss	(291)	710
Income before income taxes	36,803	38,809
Provision for income taxes	9,215	12,840
Net income	$27,588	$25,969

Diluted Earnings Per Share	$1.22	$1.15

Diluted weighted average common shares outstanding:	22,699,745	22,612,342
Dividends paid per share of common stock	$0.25	$0.17
Dividends declared per share of common stock	$0.27	$0.25

Segment Reporting – First Quarter

The Company reports its operations in three segments: Specialty Phosphates - US/Canada, Specialty Phosphates - Mexico and GTSP & Other. The primary performance indicators for the chief operating decision maker are sales and operating income, with sales on a ship-from basis. The following table sets forth the historical results of these indicators by segment:

Price / Volume – First Quarter

The Company calculates pure selling price dollar variances as the selling price for the current year to date period minus the selling price for the prior year to date period, and then multiplies the resulting selling price difference by the prior year to date period volume. The current quarter selling price dollar variance is derived from the current quarter year to date selling price dollar variance less the previous quarter year to date selling price dollar variance. The selling price dollar variance is then divided by the prior period sales dollars to calculate the percentage change. Volume variance is calculated as the total sales variance minus the selling price variance and refers to the revenue effect of changes in tons sold at the relative prices applicable to the variation in tons, otherwise known as volume/mix.

The following tables illustrate for the three months ended March 31, 2012 the percentage changes in net sales by reportable segments and by Specialty Phosphates product lines compared with the same period of the prior year, including the effect of selling price and volume/mix changes upon revenue:

Reportable Segments	Price	Volume/Mix	Total
Specialty Phosphates US & Canada	8.4%	0.2%	8.6%
Specialty Phosphates Mexico	18%	(6.1)%	11.9%
Total Specialty Phosphates	10.9%	(1.4)%	9.5%
GTSP & Other	(9.4)%	73.7%	64.3%
Total	8.7%	6.8%	15.5%

Note: 2012 includes Kelatron in Specialty Phosphates US & Canada Volume/Mix

Specialty Phosphates Product Lines	Price	Volume/Mix	Total
Specialty Ingredients	8.7%	(0.2)%	8.5%
Food & Technical Grade PPA	15%	2.4%	17.4%
STPP & Detergent Grade PPA	15.9%	(12.6)%	3.3%

Note: 2012 includes Kelatron in Specialty Ingredients Volume/Mix

Summary Cash Flow Statement

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

	Three months ended	Three months ended
	March 31,	March 31,
	2012	2011
Cash flows from operating activities
Net income	$27,588	$25,969
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation and amortization	10,239	10,194
Amortization of deferred financing charges	145	158
Deferred income tax provision	(334)	2,543
Deferred profit sharing	—	(255)
Share-based compensation	1,221	2,273
Changes in assets and liabilities:
Increase in accounts receivable	(22,342)	(11,794)
Decrease in inventories	19,776	8,891
Decrease in other current assets	20,571	2,981
Decrease in accounts payable	(2,736)	(1,035)
Decrease in other current liabilities	(20,780)	(6,131)
Changes in other long-term assets and liabilities	(3,488)	(2,473)
Net cash provided from operating activities	29,860	31,321
Cash flows from investing activities:
Capital expenditures	(5,200)	(7,307)
Net cash used for investing activities	(5,200)	(7,307)
Cash flows from financing activities:
Proceeds from exercise of stock options	—	320
Long-term debt borrowings	5,000	—
Long-term debt repayments	(1,000)	(6,000)
Excess tax benefits from exercise of stock options	2,039	2,255
Common stock repurchases	—	(17)
Dividends paid	(5,405)	(3,649)
Net cash provided from (used) for financing activities	634	(7,091)
Net change in cash	25,294	16,923
Cash and cash equivalents at beginning of period	35,242	63,706
Cash and cash equivalents at end of period	$60,536	$80,629

Summary Balance Sheets

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars In thousands)

	March 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$60,536	$35,242
Accounts receivable - trade	126,763	104,421
Inventories	149,952	169,728
Other current assets	54,745	75,316
Total current assets	391,996	384,707
Property, plant and equipment, net	183,963	187,421
Goodwill	61,554	61,587
Intangibles and other assets, net	53,295	53,300
Total assets	$690,808	$687,015
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$4,000	$4,000
Accounts payable, trade and other	29,904	32,640
Other current liabilities	51,309	71,609
Total current liabilities	85,213	108,249
Long-term debt	152,000	148,000
Other long-term liabilities	38,048	37,558
Total liabilities	275,261	293,807
Total stockholders’ equity	415,547	393,208
Total liabilities and stockholders’ equity	$690,808	$687,015

Additional Information
Net debt is a supplemental financial measure that is not required by, or presented in accordance with, USGAAP. The Company believes net debt is helpful in analyzing leverage and as a performance measure for purposes of presentation in this release. The Company defines net debt as total long-term debt (including any current portion) less cash and cash equivalents.